Exhibit 10.15

Service Agreement

Agreement No. _____________________

This agreement is entered into by and between the undersigned parties as of [  ], 2021 in Hong Kong.

Party A: Moore Digital Technology Information Service Limited

Director: Yifan Ren

Address: 4806-4807, Central Plaza, 18 Harbour Road, Wan Chai, Hong Kong

Party B: MOVEON EFFORT LIMITED

Director: John

Address: Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands

In accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, and based on the principle of equality and mutual benefit, Party A and Party B, through amicable negotiation, agree to execute this agreement and be bound by its terms with respect to the engagement of Party B for the provision of services to certain users to be designated by Party A (including Party A’s affiliate). For the avoidance of doubt, the demand by a designated affiliate of Party A requiring that Services contracted under this Agreement be provided by Party B and its appointed/engaged qualified third parties shall be taken as an act of Party A, in which event Party A and its designated affiliate shall be collectively referred to as “Party A.”

Section 1. Principles and Objectives of Service of Party B

1. Provide sales and marketing consulting services to Party A;

2. Formulate strategies for the maintenance of user relationships with respect to users desiganted by Party A, provide high-quality user services, adopt methods and channels to ensure smooth communication, assist Party A or its collaborating institution to establish a proper user relationship with designated users, and improve user satisfaction; and

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3. Draw up effective user service plans to address user needs taking into account the specificity of their cases, in accordance with the contractual agreements and the overarching principle of reasonableness and fairness.

Section 2. Scope of Service

1. Party A engages Party B to provide certain sales and marketing consulting services and user management services including without limitation:

(1)

Formulate sales and user relationship maintenance strategies through strategic planning and based on competitive analysis, and organize, classify and screen user information for the management of user relationship;

(2)	Support Party A in establishing and operating a user service system, provide consulting and advisory services related to the provision of user services;

(3)

Adopt means and channels of communications to ensure smooth user communication and to identify user needs, and provide guidance to users, draw up action plans and assist with their execution based on user needs; and

(4)	Improve the overall level of user engagement and satisfaction.

The foregoing services shall be provided to such group of users to be designated by Party A or its collaborating institutions and Party B.

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2. Party B shall provide user management services and related execution supports in connection with the services it provides under Section 2.1.

(1)	Party B shall be responsible for arranging for customer service personnel to provide online customer consulting services for users.

(2)

The scope of services to be provided by Party B shall include (but not limited to) online/offline user management services including user communication and training, handling user complaints and offering solutions.

(3)	Party B shall accept appointment by users, and organize its resources to address user needs.

3. To facilitate the performance of this agreement, with consent from, or notice duly deliver to, Party A, Party B may, at its own costs, engage/appoint qualified third parties to perform certain services (including to address user needs) covenanted under this agreement.

Party B covenants and warrants that it will strictly comply with the provisions hereof and of the relevant regulations and policies, and that all methods used by Party B and its appointed/engaged third parties, in the process of servicing users, are and will be lawful, proper, necessary and compliant with national policy requirements of the relevant countries. Party B shall be jointly and severally liable for any such services provided by its affiliates and third parties appointed/engaged.

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Section 3. Service Period

Party B shall complete all covenanted services within such period as agreed betwen the parties after the effectiveness of this agreement. There shall be a 12-month service warranty period following the completion of services (where the actual time of completion of services shall be confirmed by Party A), during which Party B shall continue to provide additional services, respond to user inquiries and assist users to resolve any issues in accordance with this agreement, in the event that there remains any outstanding user issues or if there is any dispute arising from services rendered by Party B.

Section 4. Service Assessment

Party B shall provide the services in accordance with the service objectives and principles as set out under Section 1, and within the period stipulated by Party A, failing which, Party A shall have the right and discretion to unilaterally make deductions from the service fee payable, including as follows:

1. If Party B fails to provide services in accordance with the agreed schedule without a justifiable reason, Party A may deduct 2% of the service fee payable for each one-month period of delay;

2. Party A shall have the right to supervise and issue guidance in relation to the performance of Party B, and Party B shall follow the guidance given by Party A and effect rectifications; failing which, Party A may deduct 1-10% (not exceeding 100% cumulatively) of the service fee payable based on the relevant circumstances for each incident;

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3. In the event of material adverse impact, or the violation of any law, regulation or provision of this agreement, Party A may deduct service fee payable depending on the level of impact.

Upon the occurrence of any event contemplated under Section 4.3, Party A shall also have the right (but not the obligation) to unilaterally terminate this agreement.

Section 5. Service Fee

1. Party A shall pay service fee to Party B for the provision of services under this agreement. As agreed between the parties, Party A’s designated entity (the “Warrant Issuer”) shall issue warrants (exercisable for up to a total of 44,788,667 ordinary shares of Warrant Issuer) to Party B (or its designated affiliate) as prepayment of the service fee payable by Party A to Party B; 80% of which shall be allowed to be exercised and reflected in the corporate register of the Warrant Issuer pursuant to regularly account reconciliation and settlement by Party A (details of which to be further negotiated and agreed between the parties); and the remaining 20% of which shall be allowed to be exercised and reflected in the corporate register of the Warrant Issuer after the conclusion of the service warranty period and depending on the quality of services provided by Party B. Payments will be made according to the status of services provided and deduction may be made as agreed if sub-standard services are rendered.

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2. If the services provided by Party B does not meet Party A’s demand or are otherwise not in compliance with this agreement (including but not limited to terms under Section 4), Party A and the Warrant Issuer shall have the right to make deduction from Service Fees payable to Party B, to terminate this agreement in accordance with Section 4, and (i) to cancel, withdraw or repurchase any warrants or (in relation to any shares issued pursuant to the exercise of warrants) any shares issued, and Party B shall procure that its affiliates or any recipient of the relevant shares shall cooperate with Party A or Warrant Issuer to complete such cancellation, withdrawal or repurchase, (ii) to require Party B or its affiliates to surrender or make compensation in cash to Party A and the Warrant Issuer for the corresponding value of such warrants or shares, in each case unconditionally and without payment or compensation to Party B. Party B agrees to, at its own cost, perform, execute and deliver or cause to be performed, executed, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by Party A and the Warrant Issuer for the carrying out or performing of this Section 5. Party B further agrees that the Warrant Issuer shall have the right to directly seek enforcement of the obligations of Party B and its affiliates under this Section; in the event of any breach by Party B or its affiliates of this Section, the Warrants Issuer shall have the right to directly claim against Party B and its affiliates.

3. Pursuant to the relevant warrant agreement, Party A shall be deemed to have discharged its obligation to pay all service fee payable to Party B (before any deduction is made) upon the issuance of the warrants, provided that deduction from the service fee shall be made in accordance with Section 4. Party B shall bear all economic losses and legal consequences for the failure, by itself or its affiliates, to exercise any warrant or for waiving any right to exercise any warrant within the specified period, etc.

4. All taxes or expenses incurred by Party B for obtaining the warrants, exercising the warrants for shares, and selling the relevant shares in the future, etc., shall be solely borne by Party B. Party A does not give any representation, either implied or expressed, with respect to any warrant, any share issuable upon the exercise of any warrant or the market or cash value in relation to any subsequent sale of any share.

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Section 6. Covenants

1. Party A or its designated collaborating institution shall state the facts of the subject of engagement to Party B in an objective and complete manner, provide materials related to the services to be provided by Party B based on actual facts, and ensure that the materials provided by Party A to Party B shall be true and valid.

2. Party A or its designated collaborating institution shall have the right to supervise and review the daily performance of the relevant personnel of Party B providing services under this agreement. If any of the methods, scope, efficiency, quality, results, etc. of the work of Party B’s personnel does not meet the requirements of Party A, Party A or its designated collaborating institution shall have the right to notify Party B to timely effect training, adjustment, replacement, etc.

3. Party A or its designated collaborating institution shall have the right to review and inspect the results of Party B’s performance of this agreement, on a regular basis or otherwise, to ensure that Party B provides the services in a timely, lawful and organized manner in accordance with this agreement. The review and inspection can be conducted on an ordinary or an extraordinary basis. Ordinary review and inspection are generally conducted off-site, focusing mainly on the auditing of statements, tracing and interviewing randomly selected targets and following up with individual complaint cases. Extraordinary review and inspection are generally conducted on-site, and Party B shall cooperate with Party A or its designated collaborating institution and provide all relevant materials.

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4. Party A or its designated collaborating institution shall have the right to request Party B to provide the daily work logs of its staff. Party A or its designated collaborating institution shall have the right to make suggestions based on information provided by Party B, and request Party B to effect corrections or improvements in a timely manner.

5. In order to protect the interests of users, Party A or its designated collaborating institution shall have the right to dispatch its personnel from financial reporting, auditing, internal control, quality inspection, review and inspection functions, etc. to the office of Party B for a comprehensive inspection, and Party B covenants to extend its cooperation.

6. The staff of Party B shall not, without the approval of Party A, review any documents relating to Party A’s business, financial matters or any other documents that Party A deems sensitive.

7. Party B shall be responsible for providing the workplace, equipment, administration, staff, on-site management and other services required for the performance of this agreement, and shall manage and conduct daily training for its staff to ensure the smooth performance of this agreement in accordance with the requirements of Party A.

8. Party B covenants to hire and deploy its employees in a lawful and regulation-compliant manner, and to promptly resolve any employment-related issues relating to its staff. Party B shall coordinate and resolve, and shall be solely responsible for all accidents and disputes (including but not limited to work injuries, third party infringements, infringement or other damage incurred by Party B’s staff on others) involving Party B’s staff, whether the same occur in the course of the provision of services as contemplated hereunder or otherwise. Neither Party B nor any of its staff shall claim or assert any rights against Party A.

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9. Party B shall provide services in accordance with law to protect the legitimate rights and interests of Party A, its affiliates and the users. Party B shall not, without due authorization, make any decisions and promises on behalf of the users.

10. Party B covenants that Party B and its designated collaborating institutions shall not disclose Party A’s business secrets or users’ personal data, or any other information of Party A or any other parties received by Party B during its provision of services.

11. Party B shall perform services strictly within the scope authorized by Party A or its designated collaborating institution, and shall not provide services to users whose cases have not been commissioned to Party B, or whose cases have been commissioned but subsequently revoked, in excess of such authorization.

12. Party B shall establish an operational system and a reporting system. The specific service records for each user shall be recorded in details and reported to Party A. In the event of any changes to the relevant information, such as changes to contact information, contact address or other important information, Party B shall accurately record such changes, notify Party A for record keeping and update such information in time.

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13. Party B acknowledges that there are various risks relating to the stock market, and confirms that there are no compliance issues for it or its designated affiliates to obtain and hold the warrants (and the shares issuable upon exercise). During the process of exercising the warrants for shares and subsequent sale thereof, Party B shall strictly comply with the Administrative Measures on Individual Foreign Exchange, Foreign Exchange Control Regulations of PRC and other relevant regulations in mainland China relating to foreign exchange and outbound investments by PRC individuals and enterprises, as well as applicable securities laws and listing rules. For any violation thereof, Party B shall be solely responsible for all damages and liabilities, and shall indemnify Party A and any third party for all losses arising therefrom, including without limitation, fines and losses resulting from the inability to achieve the objective of this agreement.

Section 7. Protection of Personal Information and Confidentiality

1.   Party B represents that it has (i) established a comprehensive information and data security management system, to strictly control information and data access and authority and hold designated person responsible, (ii) conducted systematic personal data protection and data security related trainings for all personnel, and (iii) executed confidentiality agreements with each employee who may come into possession of information and data, to ensure that the relevant employees are fully aware of and are capable of complying with legal provisions and responsibilities relating to personal data protection and data security.

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2.   In order to perform and achieve the objective of this agreement, Party A or its designated collaborating institution shall provide Party B with basic information of the relevant parties and legal documents relating to the services, based on the principles of lawfulness, fairness and necessity. Party B shall properly safekeep the information and materials upon receipt, and shall use the same only for matters and for the specific purpose contemplated hereunder. If such information or materials are used for any purpose other than as described above, Party B shall be solely responsible for all (and for the avoidance of doubt, Party A shall not be responsible for any) legal liabilities arising therefrom (including but not limited to civil liability, administrative liability, criminal liability, etc.) unless it has obtained the expressed authorization from Party A and the data subject of such information or materials. Party B shall be responsible for all damages and liabilities and shall indemnify Party A, its designated collaborating institution, the users and any other third parties for all losses arising from data leakage, data security incidents, or other instances of breach of law due to the unauthorized use of information or materials by Party B, any of its affiliates or any third parties engaged by Party B, or due to the mismanagement of the same by any of them.

3.   Party A or its designated collaborating institution shall have the right to audit or inspect the status of management of Party B's information and data storage equipment and of Party B’s information and data security, at any time. In the event of any violation or potential violation of this agreement, laws, regulations, or national policies, Party A shall have the right to require Party B to cease the violations in a timely manner, return materials relating to the commissioned cases, remove all (and shall not retain in any form any) data information and derivatives/derivative information stored by Party B as part of this collaboration.

4.   Both parties agree that the terms of this agreement, and all information obtained by one party from the other party in the course of the provision of service hereunder is confidential information. No party shall disclose any such information without the prior consent of the information disclosing party (except for a disclosure required by law and made in accordance with the requirements of relevant laws and regulations). Both parties undertake to procure that themselves, their employees, their affiliates and the respective professional parties they engage to comply with the provisions of this Section.

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5.   Party B represents and warrants that all personal data and information relating to this agreement and the transactions contemplated hereunder shall only be stored on servers operated and maintained in mainland China, Party B shall only provide services within the territory of mainland China and shall not transfer any relevant information or data outside mainland China.

6.   Party A represents and warrants: that Party A will not deal with any personal information or data relating to this agreement or the transactions contemplated hereunder, which information and data shall be stored on the server, as located in mainland China, of the relevant affiliate of Party A that originally maintains the storage of such information and data and shall not be transmitted out of mainland China to the extent such information and data are collected and generated in mainland China. Any information or data required by Party B for the provision of its services shall be provided directly by the relevant affiliate of Party A that originally maintains the storage of such information or data.

7.   This Section shall survive the termination or expiration of this agreement.

Section 8. Force Majeure

1.   If any party to this agreement is affected by a force majeure event and fails to perform all or a part of its obligations hereunder, the performance of such obligations shall be suspended during the continuance of the force majeure event.

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2.   The party claiming to be affected by a force majeure event shall notify the other party of the occurrence of the force majeure event in writing at the earliest time possible, and provide, within fifteen (15) business days after the occurrence of the force majeure event, appropriate evidence relating to the force majeure event and the duration of its continuance to the other party. The party claiming that the force majeure event has made its performance of this agreement objectively impossible or infeasible shall be responsible for taking all possible and reasonable efforts to eliminate or reduce the impact of such force majeure event on its performance of this agreement.

3.   Immediately after a force majeure event has occurred, both parties shall determine how this agreement should be implemented through amicable negotiation. After the force majeure event is eliminated or its impact is terminated, both parties must immediately resume their respective performance of this agreement.

Section 9. Termination

1.   Party A may unilaterally terminate this agreement pursuant to Section 4. In the event Party A intends to terminate this agreement in accordance with national policies or regulatory requirements, due to force majeure events, changes in circumstances, or other factors such as business development needs, Party A may unilaterally terminate this agreement without any liability. Party A shall notify Party B in writing of such termination, and this agreement shall be terminated immediately upon the delivery of such notice.

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2.   After this agreement is terminated, either by Party A or due to any other reasons, Party B shall, within three business days after Party A’s request, return all information relating to the cases and all case files created by Party B to Party A or its designated collaborating institution, and each party shall properly attend to the handover of such information and files.

3.   Section 5(2) to Section 5(4), Section 7, and Section 9 to Section 13 of this agreement shall survive the termination of this agreement.

Section 10. Liability

1.   Both parties shall strictly abide by the provisions of this agreement, and the breach of any provision of this agreement by either party shall constitute a breach of contract. The defaulting party shall be liable for breach of contract to the non-defaulting party. Party B shall be responsible for the breach of its affiliates and any third parties it engages, on a joint and several basis.

2.   If Party A unilaterally terminates this agreement without any default of Party B, the parties shall settle the fees payable based on the services actually provided by Party B. The warrants that Party B has obtained and/or shares issued thereunder shall be surrendered, returned, compensated or otherwise disposed of in accordance with the instruction of Party A or the Warrant Issuer.

3.   If Party B violates any term of this agreement, Party A shall have the right to unilaterally terminate this agreement. If Party A terminates this agreement for such breach, or if the continued performance of this agreement is rendered impracticable or meaningless or will cause damage to Party A, its designated collaborating institution or the users, Party A shall have the right to require Party B to refund all fees or consideration and/or surrender or return any warrant and/or ordinary shares issued thereunder in accordance with the instruction of Party A. If such refund is not sufficient to compensate Party A or its designated collaborating institution for its losses, Party B shall further make up the losses in full.

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4.   Notwithstanding anything to the contrary hereunder or under the separate agreements entered into between Party A and Party B with respect to the warrants to be issued as consideration for the services provided by Party B hereunder, Party B shall indemnify, defend, and hold Party A harmless from any and all claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys' fees, costs, and expert witnesses' fees) arising out of or in connection with any breach by Party B under this Section 8, including without limitation the failure to timely surrender or return the warrants and/or ordinary shares issued thereunder.

Section 11. Governing Law and Dispute Resolution

1.   The formation, validity, interpretation and performance of this agreement and the disputes arising hereunder, shall be governed by PRC law.

2.   The parties shall first attempt to settle all disputes arising in connection with the formation, interpretation and performance of this agreement through amicable negotiation after the dispute occurs; failing which, either party may submit such dispute to the Beijing Arbitration Commission whose decision shall be final.

Section 12. Notices and Delivery

For the purpose of notice, the parties acknowledge that the contact information and address provided at the beginning of this agreement shall be the legally valid address for the service of notice and delivery of the relevant documents (including the delivery by the relevant legal authority in the event of a legal dispute). In the event of any non-delivery of any documents, including but not limited to the refusal of delivery, the failure to identify or locate any address or any relevant person, etc., the provider of such contact information and address shall bear all legal consequences relating thereto, and the delivery shall be deemed to have been completed. In the case of delivery by mail, the date of delivery shall be the date when the document is signed for and accepted, or rejected or returned (for whatever reason); in the case of direct service, the date of delivery shall be the date the person being served makes a note of the service on the return receipt; and in the case of delivery by e-mail or by SMS on cell phones, the date the e-mail or SMS is transmitted shall be the date of delivery).

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Section 13. Effectiveness and Miscellaneous

1.   This agreement will come into effect on the day when both parties have affixed their seals hereto and shall expire upon the full discharge of all of the services to be provided by Party B. The invalidity, ineffectiveness or revocation of a section of this agreement will not affect the legality or validity of any other section of this agreement.

2.   Both parties to this agreement are aware of and jointly and voluntarily abide by the relevant laws and regulations on anti-corruption and anti-bribery. Both parties are aware that any act of corruption or bribery constitutes a violation of the law or a crime, and shall bear corresponding liabilities in accordance with the law.

3.   The parties may enter into supplemental agreement(s). Such supplemental agreement(s) shall constitute an integral part of this agreement and shall have the same effect.

4.   This agreement shall be executed in two counterparts, and each party shall hold one counterpart. Both counterparts shall have the same legal effect.

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Party A:	Party B:

/s/ Moore Digital Technology Information Service Limited	/s/ MOVEON EFFORT LIMITED

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